EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

CPI CARD GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.001 par value	Rule 457(c) and Rule 457(h)	1,000,000	$22.32	$22,320,000.00	0.00015310	$3,417.19
	Total Offering Amounts:					$22,320,000.00		$3,417.19

	Total Fee Offsets:							-
	Net Fee Due:							$3,417.19

Offering Notes:

(1)	CPI Card Group Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement to register 1,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), for issuance under the CPI Card Group Inc. Omnibus Incentive Plan (as amended and restated effective January 30, 2024) (the Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of Common Stock, which may become issuable pursuant to the provisions of the Plan relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
(2)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of the Common Stock reported on the Nasdaq Stock Market on November 4, 2024.